EXHIBIT 19

                                                   HIGHLIGHTS (UNAUDITED)


                                                       Three Months Ended March 31,        Twelve Months Ended March 31,

                                                                            % Increase                            % Increase
(Dollars in thousands, except per share amounts)       1997          1996   (Decrease)       1997          1996   (Decrease)
Revenues and sales                                 $784,305      $774,266        1     $3,202,457    $3,120,376        3
Net income                                         $101,708      $ 84,073       21     $  309,372    $  360,066      (14)
Primary earnings per average common
  share outstanding                                    $.54          $.44       23          $1.63         $1.89      (14)

Excluding provision to reduce carrying value
  of certain assets, gain on disposal of
  assets, write-down of assets, and other:
  Operating income                                 $181,225      $171,165        6     $  721,965    $  693,605        4
  Net income                                       $ 92,487      $ 85,554        8     $  372,867    $  341,698        9
  Earnings per share                                   $.49          $.45        9          $1.96         $1.79        9

Average common shares
  including equivalents                         188,009,000   190,610,000       (1)   189,732,000   190,218,000        -
Annual dividend rate per common share                 $1.10         $1.04        6
Total assets                                                                           $5,227,170    $5,246,250        -
Wireline access lines                                                                   1,707,877     1,622,499        5
Wireless customers                                                                        843,658       663,406       27

                                                                16

                                     BUSINESS SEGMENTS (UNAUDITED)



                                Three Months Ended March 31,         Twelve Months Ended March 31,

                                                    % Increase                             % Increase
(Dollars in thousands)            1997       1996   (Decrease)         1997         1996   (Decrease)
Revenues and Sales:
  Wireline                    $301,176   $289,808        4       $1,180,444   $1,184,955        -
  Wireless                     124,117    108,153       15          491,073      417,556       18
    Total communications       425,293    397,961        7        1,671,517    1,602,511        4
  Information services         217,164    226,659       (4)         949,576      934,691        2
  Product distribution         107,590    111,634       (4)         448,336      446,263        -
  Other operations              34,258     38,012      (10)         133,028      136,911       (3)
    Total                     $784,305   $774,266        1       $3,202,457   $3,120,376        3


Operating Income:
  Wireline                    $105,901   $105,435        -       $  408,848   $  420,079       (3)
  Wireless                      39,688     32,547       22          158,861      132,590       20
    Total communications       145,589    137,982        6          567,709      552,669        3
  Information services          33,664     29,966       12           70,733      134,464      (47)
  Product distribution           4,417      6,459      (32)          21,618       26,662      (19)
  Other operations               2,928      2,454       19           11,755        7,126       65
  Corporate expenses            (5,373)    (5,696)      (6)         (70,130)     (27,316)     157
    Total                     $181,225   $171,165        6       $  601,685   $  693,605      (13)

                                                                   17

                             CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)



                                                            Three Months            Twelve Months
                                                           Ended March 31,          Ended March 31,

(Dollars in thousands, except per share amounts)             1997       1996           1997         1996
Revenues and Sales:
  Service revenues                                       $625,814   $607,046     $2,543,613   $2,458,106
  Product sales                                           158,491    167,220        658,844      662,270
  Total revenues and sales                                784,305    774,266      3,202,457    3,120,376

Costs and Expenses:
  Cost of products sold                                   104,070    108,467        444,059      442,517
  Operations                                              340,255    336,417      1,401,464    1,353,188
  Maintenance                                              35,884     36,699        146,408      147,439
  Depreciation and amortization                           106,728    105,992        424,851      419,317
  Taxes, other than income taxes                           16,143     15,526         63,710       64,310
  Provision to reduce carrying value
    of certain assets                                           -          -        120,280            -
  Total costs and expenses                                603,080    603,101      2,600,772    2,426,771

Operating Income                                          181,225    171,165        601,685      693,605

Other income, net                                            (573)       546          1,806        1,451
Interest expense                                          (32,002)   (34,210)      (128,624)    (142,506)
Gain on disposal of assets,
  write-down of assets and other                           16,216     (2,278)        16,216       28,497

Income before income taxes                                164,866    135,223        491,083      581,047
Income taxes                                               63,158     51,150        181,711      220,981

Net income                                                101,708     84,073        309,372      360,066
Preferred dividends                                           258        274          1,055        1,115

Net income applicable to common shares                   $101,450   $ 83,799     $  308,317   $  358,951

Primary Earnings per Share                                   $.54       $.44          $1.63        $1.89

                                                                      18


                             CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                 Three Months            Twelve Months
                                                                Ended March 31,          Ended March 31,

(Dollars in thousands)                                            1997        1996         1997       1996
Net Cash Provided by Operations                               $246,904    $177,125     $875,961   $698,185

Cash Flows from Investing Activities:
  Additions to property, plant and equipment                  (145,351)   (102,866)    (506,186)  (485,781)
  Sale of property                                             104,856      38,687      104,856    251,598
  Purchase of property, net of cash acquired                   (32,946)         --      (32,946)        --
  Additions to capitalized software development costs          (15,513)    (12,930)     (80,902)   (53,385)
  Investments sold (acquired)                                     (680)     31,126      (14,022)     6,494
  Other, net                                                    (1,238)     (6,916)     (57,366)   (79,996)

    Net cash used in investing activities                      (90,872)    (52,899)    (586,566)  (361,070)

Cash Flows from Financing Activities:
  Dividends on preferred and common stock                      (51,997)    (49,489)    (200,603)  (186,257)
  Reductions in long-term debt                                 (61,383)   (357,203)     (14,438)  (621,981)
  Preferred stock redemptions and purchases                        (44)        (54)        (694)    (1,188)
  Purchase of common stock                                     (32,462)         --     (108,066)        --
  Long-term debt issued                                             --     305,707       10,294    496,749
  Common stock issued                                            4,246       1,630        6,140     12,875

    Net cash used in financing activities                     (141,640)    (99,409)    (307,367)  (299,802)

Increase (decrease) in cash and short-term investments          14,392      24,817      (17,972)    37,313

Cash and Short-term Investments:
  Beginning of period                                           13,874      21,421       46,238      8,925

  End of period                                               $ 28,266    $ 46,238     $ 28,266   $ 46,238

                                                                     19


                          CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                  March 31,     Dec. 31,    March 31,
Assets (Dollars in thousands)                       1997          1996        1996
Current Assets:
  Cash and short-term investments                $   28,266   $   13,874   $   46,238
  Accounts receivable (less allowance for
    doubtful accounts of $21,376, $21,271
    and $18,431, respectively)                      504,878      554,316      589,345
  Materials and supplies                             17,893       17,152       21,676
  Inventories                                        83,434       85,970       96,278
  Prepaid expenses                                   29,984       38,156       27,211
  Total current assets                              664,455      709,468      780,748

Investments                                         736,401      838,651      728,447
Excess of cost over equity in
  purchased entities                                438,044      425,823      476,375

Property, Plant and Equipment:
  Wireline                                        3,794,874    3,827,659    3,651,202
  Wireless                                          611,317      582,707      494,220
  Information services                              481,190      506,905      476,545
  Other                                              24,132       27,618       26,931
  Under construction                                256,675      169,439      166,052
  Total property, plant and equipment             5,168,188    5,114,328    4,814,950
  Less accumulated depreciation                   2,085,804    2,072,789    1,865,806
  Net property, plant and equipment               3,082,384    3,041,539    2,949,144

Other assets                                        305,886      343,702      311,536

Total Assets                                     $5,227,170   $5,359,183   $5,246,250

                                             20


Liabilities and Shareholders' Equity

                                                    March 31,     Dec. 31,    March 31,
                                                      1997          1996        1996
Current Liabilities:
  Current maturities of long-term debt             $   40,331   $   37,798   $   37,039
  Accounts payable                                    213,422      240,570      210,045
  Advance payments and customers' deposits             67,371       78,080       80,516
  Accrued taxes                                       112,643       41,932       73,888
  Accrued dividends                                    52,176       52,440       49,166
  Other current liabilities                           145,965      139,876      139,584
  Total current liabilities                           631,908      590,696      590,238

Deferred Credits:
  Investment tax                                       11,625       12,915       20,204
  Income taxes                                        589,068      661,972      633,666
  Total deferred credits                              600,693      674,887      653,870

Long-term debt                                      1,698,913    1,756,142    1,699,719
Other liabilities                                     236,263      233,896      238,683
Preferred stock, redeemable                             6,413        6,455        6,998

Shareholders' Equity:
  Preferred stock                                       9,196        9,198        9,240
  Common stock                                        186,544      187,200      189,440
  Additional capital                                  258,219      285,779      357,183
  Unrealized holding gain on investments              285,976      351,867      293,600
  Retained earnings                                 1,313,045    1,263,063    1,207,279
  Total shareholders' equity                        2,052,980    2,097,107    2,056,742

Total Liabilities and Shareholders' Equity         $5,227,170   $5,359,183   $5,246,250

                                            21


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                       ~

1.  Financial Statement Presentation:

    The consolidated financial statements at March 31, 1997 and 1996 and for the three and twelve month periods then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. Certain prior year amounts have been reclassified to conform with the 1997 financial statement presentation.


2.  Assets Held For Disposal:

    During the third quarter of 1996, the Company recorded a pre-tax write-down of $45.3 million in the carrying value of goodwill related to its product distribution segment's wire and cable subsidiary, HWC Distribution Corp., ("HWC"). This write-down resulted from the Company's plan to dispose of this non-strategic operation. The Company expects to complete the sale of HWC by the end of 1997.

    Operating results of the wire and cable subsidiary included in the Company's consolidated results of operations for the three and twelve months ended March 31, 1997 and 1996, were as follows:

                                      (Thousands)
                           Three Months         Twelve Months
                              Ended                Ended
                            1997      1996       1997       1996
    Revenues and sales   $31,530   $41,317   $146,749   $161,412
    Operating income     $ 1,139   $ 2,431   $  6,627   $ 11,031

TO ALLTEL STOCKHOLDERS:

ALLTEL Corporation recently announced its financial results for the period ended March 31, 1997.
    First quarter earnings per share from operations were 49 cents per share, compared with 45 cents per share a year ago, a 9 percent increase. Net income from operations for the first quarter of 1997 was $92,487,000, compared with $85,554,000 in the first quarter of 1996, an increase of 8 percent. Revenues and sales were $784,305,000, compared with $774,266,000 in the corresponding quarter of 1996.
    Earnings per share from operations for the 12 months ended March 31, 1997 were $1.96, compared to $1.79 a year ago, while net income from operations was $372,867,000, compared with $341,698,000 in 1996.
    In the first quarter, ALLTEL recognized a one-time, after-tax gain of $9,221,000 from the disposition of our healthcare business. Including this one-time item, first quarter earnings per share rose 23 percent to 54 cents, and net income rose 21 percent to $101,708,000. As reported in previous quarters, rolling 12-month net income for 1997 includes one-time adjustments resulting in net write-downs after tax of approximately $63,495,000. Reported earnings per share and net income for the 12 months ended March 31, 1997 were $1.63 and $309,372,000, respectively.
    ALLTEL delivered solid performance as we moved to integrate our wireline (telephone) and wireless (cellular) businesses to take advantage of the growing demand for communications services.
    Wireline had strong access line growth leading to good revenue growth. In addition, we continued to support several new service offerings, such as long distance and Internet service, even as we complete plans to offer competitive communications services in Little Rock.
    Wireless produced double-digit growth in earnings, customers, revenues and operating income. We were also successful in reducing fraud through the implementation of fraud prevention measures.
    Information services signed a major information services contract in the international marketplace. First quarter results also include the disposition of our healthcare operations, which reduced the reported revenue growth rate.

Company Signs International Outsourcing Contract

ALLTEL signed a seven-year agreement with Colonial Limited, an Australian-based financial services provider, to create and operate a comprehensive information and telecommunications system. The Colonial Group has operations in 11 countries and assets of more than $30 billion.
    The contract is one of the largest outsourcing agreements in ALLTEL's history. This was a significant competitive win for us and reflects our growing reputation as an international information technology firm capable of providing a full range of sophisticated services to very large customers.

ALLTEL Combines Wireline, Wireless Operations

ALLTEL announced in March that we are combining our wireline and wireless operations into a single organization - ALLTEL Communications - capable of delivering a full range of communications products and services to customers in our markets.
    The convergence of the business units will improve ALLTEL's competitive position in the fast-changing telecommunications marketplace, create new jobs and enable us to provide our customers one-stop shopping for a broad array of services.

1997 Stockholders Meeting Results

At ALLTEL's Annual Meeting of Stockholders held April 24 in Little Rock, Arkansas, Joe T. Ford, Scott T. Ford, John P. McConnell and Josie C. Natori were elected directors to the class whose term will expire in 2000.
    Ben W. Agee retired from the Company's Board of Directors. Agee joined the board in 1988. His years of dedicated service greatly benefited ALLTEL and its stockholders.

Board Names President, Approves Expanded Share Repurchase, Declares Dividends

ALLTEL's Board of Directors named Scott T. Ford president of the corporation. Ford previously served as executive vice president of the Company.
    The board also approved an expansion of the Company's 3.5 million share repurchase program. Effective immediately, the program authorizes repurchase of an additional 3.5 million shares for a total of 7 million shares of ALLTEL common stock.
    In addition, the board declared regular quarterly dividends on ALLTEL's common stock. The 27.5 cent dividend is payable July 3, 1997 to stockholders of record as of June 6, 1997.
    Regular quarterly dividends were also declared on all series of the Company's preferred stock. Preferred dividends are payable June 15, 1997 to stockholders of record as of May 23, 1997.


/s/  Joe T. Ford

Joe T. Ford,
Chairman and Chief Executive Officer
April 24, 1997